SECOND ARTICLES OF AMENDMENT
TO THE
FIRST ARTICLES OF AMENDMENT AND RESTATEMENT
OF
GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.

FIRST: The name of the corporation is Griffin Capital Essential Asset REIT II, Inc.

SECOND: Article I of the First Articles of Amendment and Restatement of the corporation, as amended and supplemented, is hereby amended to read as follows:

The name of the corporation is Griffin Capital Essential Asset REIT, Inc. (the “Corporation”).

THIRD:    All other provisions of the First Articles of Amendment and Restatement, as amended and supplemented, shall remain in full force and effect.

FOURTH:    In accordance with Section 2-607 of the Maryland General Corporation Law (the “MGCL”), these Second Articles of Amendment were duly approved by a majority of the entire board of directors of the corporation and were not required to be submitted to the stockholders of the corporation, as the amendment is limited to a change expressly authorized by Section 2-605 of the MGCL.

FIFTH:        The undersigned acknowledges these Second Articles of Amendment to be the corporate act of the corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, Griffin Capital Essential Asset REIT II, Inc. has caused the foregoing Second Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Chief Legal Officer and Secretary on this 11th day of June, 2019.

ATTEST:        Griffin Capital Essential Asset REIT II, Inc.

By:	/s/ Howard S. Hirsch	By:	/s/ Michael J. Escalante
	Howard S. Hirsch		Michael J. Escalante
	Chief Legal Officer and Secretary		Chief Executive Officer and President